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                                                                    Exhibit 99.6

                                     CONSENT

                                       OF

                        MILLER BUCKFIRE LEWIS & CO., LLC

         We hereby consent to (i) the inclusion of our opinion letter, dated November 12, 2002, to the Independent Committee of the Board of Directors of Sirius Satellite Radio Inc. ("Sirius") as Exhibit B to this Registration Statement on Form S-4 of Sirius, and (ii) references made to our firm and such opinion in such Registration Statement on Form S-4 under the captions entitled "The Restructuring - Background of and Reasons for the Restructuring," "The Restructuring - Approval of the Recapitalization Plan by the Special Committee," "The Restructuring - Opinion of the Financial Advisor to the Special Committee," "The Restructuring - Recommendation of the Board of Directors; Reasons of the Board of Directors," and "The Exchange Offer and Consent Solicitation - Fees and Expenses." In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations promulgated thereunder, and we do not admit that we are experts with respect to any part of this Registration Statement on Form S-4 within the meaning of the term "expert" as used in the Securities Act of 1933, as amended, or the rules and regulations promulgated thereunder.

                                                MILLER BUCKFIRE LEWIS & CO., LLC


                                                By: /s/ KENNETH A. BUCKFIRE
                                                    ----------------------------
                                                    Kenneth A. Buckfire
                                                    Managing Director


January 13, 2003